Exhibit 10.8
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 1, 2001, by and between NBG Radio Network, Inc., a Nevada corporation (the "Company"), and Oliver J. Holmes, an Oregon resident ("Executive").

                                    Recitals

         A. The Company is engaged in the business of radio syndication and development and developing, marketing and selling related products and services designed in connection therewith (the "Company Business").

         B. Concurrently with the execution and delivery of this Agreement, the Company and Executive are entering into a Noncompetition Agreement of even date herewith.

         C. The Company desires Executive's continued employment with the Company, and Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

         Accordingly, the parties agree as follows:

                                    Agreement

1.       Employment.

         1.1 Term. The Company agrees to employ Executive as VP/Controller for a term commencing as of the date of this Agreement and continuing until the third anniversary of the date of this Agreement, unless earlier terminated in accordance with Section 4. Executive's employment shall be on an "at will" basis, meaning that the relationship may be terminated by either party at any time and for any reason in accordance with Section 4.

         1.2 Duties. Executive accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable period of illness excepted) exclusively to the performance of his duties under this Agreement. In general, such duties shall consist of all financial aspects of company including but not limited to the following: payroll, cash flow management, billings/collections, accounts payable, accounts receivable, stock option management, SEC filings, post-buy reports, payroll, medical/sarsep plans, host payments, yearly audit, commission tracking, and Account Executive assistance with sales department. Executive shall perform such specific duties and shall exercise such specific authority as may be assigned to Executive from time to time by the board of directors (or other executive officers) of the Company. In performing such duties, Executive shall be subject to the direction and control of the board of directors (or other executive officers) of the Company. Executive further agrees that in all aspects of such employment, Executive shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. If requested to do so, Executive shall serve as an officer or director of the Company without additional compensation. The devotion of reasonable periods of time by Executive for personal purposes, outside business activities, or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.


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2.Compensation; Benefits.

         2.1 Base Compensation. In consideration of all services to be rendered by Executive to the Company, the Company shall pay to Executive base compensation of $99,999.99 per year in year 1, $110,000 in year 2, and $120,000 in year 3, payable in equal bi-monthly installments on the first and fifteenth day of each month.

         2.2 Bonuses. The Company may pay to Executive a bonus, at such times and in such amounts as the Company may determine in its sole discretion; provided, however, that this Agreement shall not be construed to require the Company to pay any bonus to Executive. Bonus plan for Executive is attached as Exhibit "A".

         2.3 Other Benefits. Base compensation and bonus compensation paid to Executive shall be in addition to any contribution made by the Company for the benefit of Executive to any qualified retirement plan maintained by the Company for the exclusive benefit of its employees. The Company shall provide to Executive and Executive's family the same benefits, if any, that the Company provides to other employees and their families, subject to Executive's satisfaction of the respective eligibility conditions for such benefits.

         2.4 Expenses. Executive shall be entitled to reimbursement from the Company for reasonable expenses necessarily incurred by Executive in the performance of Executive's duties under this Agreement, on presentation of vouchers indicating in reasonable detail the amount and business purpose of each such expense and on compliance with the other requirements of the Company's expense reimbursement policy.

         2.5 Facilities. Executive shall be provided an office and such other facilities, supplies, and services as shall be required for the performance of Executive's duties under this Agreement.

         2.6 Vacation. Subject to the guidelines set out in the Company's Employee Handbook.

         2.7 Illness. Subject to the guidelines set out in the Company's Employee Handbook.

3.       Noncompetition; Confidentiality; Inventions.

         3.1 Noncompetition and Nonsolicitation. To the fullest extent allowed by applicable law, for the period commencing on the date of this Agreement and ending 12 months after the date that Executive's employment with the Company terminates for any reason, Executive covenants and agrees as follows:

         3.1.1 Executive shall not directly or indirectly engage, within the United States of America, Canada or Mexico, in the Company Business or in any other business that competes with a business conducted by the Company on the date that Executive's employment with the Company terminates for any reason. For purposes of this paragraph, Executive shall be deemed to be indirectly engaged in a business if Executive owns an interest in or participates in the management, operation, or control (except as a shareholder of publicly traded common stock) of any sole proprietorship, partnership, limited liability company, corporation, trust, association, or other form of entity or association (individually, an Enterprise) that is engaged in a business covered by this paragraph.

         3.1.2 Executive shall not directly or indirectly, for the benefit of Executive or any other person or Enterprise, (a) solicit any business whatsoever from any customer, supplier, vendor or

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
contractor of the Company, (b) induce or cause any customer to cease purchasing any service or product from the Company or to terminate or change such customer's business relationship with the Company in any manner, or (c) induce or cause any supplier, vendor or contractor to cease providing or selling any service or product to the Company or to terminate or change such supplier's business relationship with the Company in any manner. The foregoing customers, suppliers, vendors and contractors shall include all prospective customers, suppliers, vendors and contractors with whom Executive or the Company solicited business or entered into a business relationship within the 24 months immediately preceding the termination of Executive's employment with the Company.

                  3.1.3 Executive shall not directly or indirectly, for the benefit of Executive or any other person or Enterprise, (a) induce or solicit any person who is then employed by the Company or has been employed by the Company at any time during the one-year period preceding such inducement or solicitation, to leave his or her employment or other position with the Company or to accept any other employment or position or (b) otherwise assist any person or Enterprise in hiring or otherwise engaging such person.

         3.2 Confidentiality. Executive agrees that all Confidential Information (as defined below) shall be (i) the sole and exclusive property of the Company,
(ii) considered trade secrets of the Company, and (iii) entitled to all protections provided by applicable law to trade secrets. Except with the prior written consent of the Company, Executive agrees during the term of this Agreement and at all times after the termination of employment with the Company to (i) hold the Confidential Information in the strictest confidence, (ii) not disclose the Confidential Information to any person or Enterprise (except to other employees of the Company on a "need-to-know" basis to the extent necessary for them to perform the duties of their employment with the Company), and (iii) exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure. During the term of this Agreement and at all times after the termination of employment with the Company, Executive agrees not to use the Confidential Information in any manner except in connection with the performance of his duties of employment with the Company or except with the prior written consent of the Company.

         As used in this Agreement, the "Confidential Information" shall mean
(i) any information that relates to the business, products, technology, customers, finances, plans, proposals, or practices of the Company, including, but not limited to, plans and specifications for new products, research and development, inventions, marketing strategies, lists of the Company's customers and suppliers, nonpublic financial information, budgets, and projections; (ii) any other information that the Company designates as "confidential"; and (iii) any information given to the Company by a customer or supplier or otherwise designated as being confidential by a customer or supplier. The Confidential Information shall include information in any form in which such information exists, whether oral, written, film, tape, computer disk, or other form of media. The Confidential Information shall exclude any information that is or becomes part of the public domain other than as a result of acts by Executive in breach of this Agreement.

         3.3 Inventions. Executive agrees that all Inventions (as defined below) made, authored or conceived by Executive, either solely or jointly with others,
(i) during Executive's employment with Company or (ii) within one year after the termination of employment if based in whole or in part upon knowledge acquired as a result of employment by the Company, shall be the sole and exclusive property of Company. Executive will promptly and without request by the Company fully disclose to the Company in writing any Inventions. Executive will assign (and by this Agreement, hereby assigns) to the Company all of Executive's rights to such Inventions, and to applications for

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patents or copyrights in all countries and to patents and copyrights granted in all countries. Upon the request of the Company, at its expense, Executive will apply for such United States or foreign patents or copyrights as the Company may deem desirable, and Executive will do any and all acts necessary in connection with such applications for patents or copyrights, or assignments, in order to establish in the Company the entire right, title and interest in and to such patents or copyrights. If Executive renders assistance to the Company under this paragraph after termination of employment, the Company shall pay a reasonable fee as determined by the Company for Executive's time and expenses.

         As used in this Agreement, the term "Inventions" shall mean discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable
(i) which relate directly to the actual or demonstrably anticipated business activity of the Company, (ii) which result from any work performed by Executive for the Company, or (iii) for which equipment, supplies, facilities or Confidential Information of Company utilized.

         3.4 Return of Documents. Executive agrees that all originals and copies of records, data, reports, documents, lists, plans, drawings, correspondence, memoranda, notes, and other materials related to or containing any Confidential Information or Inventions, in whatever form they exist, whether written, film, tape, computer disk, or other form of media, shall be the sole and exclusive property of the Company and shall be returned promptly to the Company upon the termination of employment with the Company or on the written request of the Company.

         3.5 Reasonableness of Restrictions. Executive acknowledges that the covenants set forth in this Section 3 (i) do not impose unreasonable restrictions or work a hardship on Executive, (ii) are essential to the willingness of the Company to employ Executive, (iii) are necessary and fundamental to the protection of the business conducted by the Company, and (iv) are reasonable as to scope, duration, and territory.

         3.6 Injunction. Executive agrees that it may be difficult to measure damage to the Company from any breach by Executive of Section 3 and that monetary damages may be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive shall breach or take steps preliminary to breaching any provision of Section 3, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to a restraining order, temporary and permanent injunctive relief, specific performance, or other appropriate equitable relief, without showing or proving that any actual damage has been sustained by the Company.

         3.7 No Release. Executive agrees that the termination of employment with the Company for any reason or the expiration of the term of this Agreement shall not release Executive from any obligations under Section 3. ---------

4.       Termination of Employment.

         4.1 Causes or Grounds for Termination of Employment. The employment of Executive with the Company may be terminated as follows:

         4.1.1 Either the Company or Executive may terminate the employment of Executive for any reason and without cause by giving 30 days' prior written notice to the other party; provided, however, that the Company must pay to Executive 180 days of base compensation in lieu of giving such notice.

         4.1.2 The Company shall have the right to terminate the employment of Executive at any time, without notice and without payment of compensation in lieu of notice, under any of the following conditions:


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                  (a) For cause, including, but not limited to, (i) any form of dishonesty, criminal conduct, or conduct involving moral turpitude connected with the employment of Executive or which otherwise reflects adversely on the reputation or operations the Company, (ii) the refusal of Executive to comply with the instructions, policies, or rules of the Company, (iii) continuing or repeated problems with Executives' performance or conduct or Executive's inattention to duties, or (iv) any material breach of Executive's obligations under this Agreement; or

         (b) Executive has suffered a disability as a result of illness, accident, or other cause and is unable to perform a substantial portion of Executive's usual duties of employment for a total (consecutive or cumulative) of 30 days in any 12-month period after the date the disability commenced.

                  4.1.3 Executive shall have the right to terminate his employment with the Company for any material breach of the Company's obligations under this Agreement.

         4.2 Death. This Agreement and Executive's employment with the Company shall terminate automatically on Executive's death.

         4.3 Effect of Termination. On the termination of employment, Executive (or Executive's estate in the event of Executives' death) shall receive Executive's base compensation prorated through the effective date of termination of employment and any other payments, including, but not limited to, earned vacation pay, to which Executive is entitled under the Company's policies. Any termination of employment shall automatically terminate Executive's right to any additional compensation or other benefits paid by the Company.

5.       Miscellaneous.

         5.1 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any party without the prior written consent of the other parties. If this contract is assigned to a third party, it survives the transfer under the same terms and conditions outlined herein.

         5.2 Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties to the following addresses or facsimile numbers (or at such other address or facsimile number as a party may designate by like notice to the other parties):

                  If to Company:            NBG Radio Network
                                            The Cascade Building
                                            520 SW Sixth Avenue
                                            Portland, Oregon  97204
                                            Facsimile: (503) 802-4627
                                            Attention:  John Holmes

                  With a copy to:           Schwabe Williamson & Wyatt, P.C.
                                            1211 SW Fifth Avenue.
                                            Suite 1800, Pacwest Center
                                            Portland, Oregon  97204
                                            Fax:  (503) 796-2900
                                            Attention:  Carmen M. Calzacorta

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                  If to the Executive:      Oliver J. Holmes

                                            5245 SW Dosch Rd

                                            Portland, OR 97201

         Any notice or other communication shall be deemed to be given (a) on the date of personal delivery, (b) at the expiration of the third day after the date of deposit in the United States mail, or (c) on the date of confirmed delivery by facsimile or overnight delivery service.

         5.3 Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

         5.4 Construction. The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to "Section" or "Sections" without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Whenever the words "include" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to any person shall include the successors and assigns of such person.

         5.5 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

         5.6 Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

         5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to conflict-of-laws principles.

         5.8 Attorney Fees. If any arbitration, suit, or action (including any proceeding brought under the United States Bankruptcy Code) is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees and other legal expenses incurred in preparation or in prosecution or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

         5.9 Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         5.10 Entire Agreement. This Agreement (including the agreement, documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:                           EXECUTIVE:

NBG Radio Network, Inc.
                                       /s/OLIVER J. HOLMES
                                       ----------------------------------
                                       Oliver J. Holmes, individually
By:      /s/John Holmes
Name:    John Holmes
Title:   President

                                    EXHIBIT A

Executive has the potential to earn an extra $60,000 per year in bonuses. The $60,000 in bonus money is not guaranteed by the Company. Executive must perform the following duties in an "above satisfactory" manner to be considered to receive the bonus money at the Company's sole discretion.

Each of the following five (5) duties must be completed in an "above satisfactory" level to have the potential to receive bonus money. Each duty will count toward $1,000 in bonus money per month. For example, Executive has the potential to receive $5,000 per month in bonus money. Each of the five items accounts for 1/5 of that monthly allotment. If Executive successfully completes 4 of the 5 duties in an "above satisfactory" manner, then Executive is available to receive a $4,000 bonus at the Company's sole discretion. However, this Exhibit shall not be construed to require the Company to pay any bonus to Executive.

1. Work a minimum of 8am-5pm Monday through Friday. Also to be on call 24 hours per day. If for any reason Executive will not be at work by the stated times, then there must be a reasonable excuse phoned in before the time slated for starting to President of the Company or JJ Brumfield.

2. Increase AQH on music shows programmed by Company on a monthly basis. Always have positive AQH growth each month.

3. Manage and direct the in-house affiliate clearance staff and in-house production/distribution staff of Company. In-house affiliate clearance staff must always have a positive growth number on a weekly basis for additions/deletions and the studio must always get programming and commercials out in a timely manner each week. Manage in house design and computer systems team. Must have low rate of complaints.

4. Affidavit retrieval for Company programming must be at 90% return each month.

5. Staff must work 8am-5pm for all people you manage. Executive must also work each workday 8am-5pm in order to receive this bonus. Appointments and sick days are the only out from this clause for Executive.